FIELDPOINT PETROLEUM CORPORATION

REPORTS SECOND QUARTER RESULTS

AUSTIN, TX – (BUSINESS WIRE) – August 17, 2009 - FieldPoint Petroleum Corporation (AMEX:FPP) announced today its second quarter financial results for the three and six months ended June 30, 2009.

Ray Reaves, President and CEO of FieldPoint stated, “While net income and earnings per share were below our goals for this quarter, we still believe that we can meet our objectives for the year.  During this past quarter, our revenues declined 63% as a result of much lower oil and natural gas prices, combined with a slight decrease in production. As previously stated, during the past year we significantly improved our balance sheet and prepared the company for dealing with lower commodity prices.”

Financial Highlights for the Three Months Ended June 30, 2009 Compared to the Three Months Ended June 30, 2008:

•

Revenues decreased 63% to $745,315 from $2,000,192;

•

Net Income decreased from $588,553 to a loss of $(55,017); and

•

Earnings per share, both basic and fully diluted, decreased from $0.07 to a loss of $(0.01).

Mr. Reaves continued, “The downward price movement so far this year serves to remind us of the importance of continuing to build our production base. Fortunately, FieldPoint is well positioned financially to allow management to continue its commitment to develop new programs that can materially expand our production levels. To this end, we have continued to diligently search for acquisition and development opportunities and anticipate being able to announce successes in the very near future in this regard.   Our objective is to acquire oil reserves that will increase our daily production by 25% or more, and we are very optimistic that we will be able to accomplish this during the remainder of this year.”

The decrease in total revenue for this reporting period is attributed to much lower oil and natural gas prices, which averaged approximately $47.95 per barrel and $3.08 per MCF in 2009, compared to $120.01 per barrel and $8.88 per MCF in the prior year.  The lower commodity prices accounted for approximately $1,129,000 of the decrease in oil and natural gas revenues. Overall production for the period decreased on a barrel of oil equivalent (BOE) basis, as compared to the 2008 period.  The lower sales volume accounted for approximately $111,000 of the decrease in oil and natural gas revenues.  Primarily a 60% plus decrease in oil and natural gas prices, led to the decrease in revenues.

Lease operating expenses decreased 31% or $188,233 to $427,423 for the three month period ended June 30, 2009 from the comparable 2008 period.  This was primarily due to the decrease in workover expense and remedial repairs incurred in 2009 as compared to 2008.  As a result of the reduction in workover expense and reduced remedial repair expense offset by lower sales volume, compared to the quarter ended June 30, 2009, lifting cost per BOE decreased by 29%.  We anticipate lease operating expenses to increase over the following quarters due to additional repairs and workover expenses and due to the acquisition of the South Vacuum properties.

Depletion and depreciation decreased 33% or $91,000 to $189,000 for the three-month period ended June 30, 2009 versus 280,000 in the 2008 comparable period.  This was primarily due to impairments in 2008 which lowered our depletable base.

General and administrative overhead cost increased 114% or $144,935 to $272,538 for the three-month period ended June 30, 2009 from the three month period ended June 30, 2008.  This was primarily attributable to an increase in salaries and professional services such as engineering and consulting.  We anticipate general and administrative expenses will remain materially constant with this period.

Other income, net for the quarter ended June 30, 2009, was $62,629 compared to other expenses, net of $76,380 for the comparable 2008 period.  The increase was primarily due to a decrease in interest expense associated with our line of credit for the three months ending June 30, 2009.  Also, an unrealized gain of $84,444 for the quarter ended June 30, 2009 of our short-term investments compared to an unrealized loss of $40,096 contributed to the increase in other income.  The increase in value of our short-term investments is attributable to the current market appreciation.  We had approximately $3.5 million outstanding under our line of credit at June 30, 2008, compared with $2.9 million at June 30, 2009.

Financial Highlights for the Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008:

•

Revenues decreased 61% to $1,379,997 from $3,509,314;

•

Net Income decreased from $938,402 to a loss of $(134,404); and

•

Earnings per share, both basic and fully diluted, decreased from $0.11 to a loss of $(0.02).

Total revenues decreased 61% or $2,129,317 to $1,379,997 for the six month period ended June 30, 2009 from $3,509,314 for the comparable 2008 period.   This was due primarily to the overall decrease in oil and natural gas commodity pricing.  Sales volumes decreased 6% on a BOE basis, primarily due to natural declines offset by the additions of the Stauss and Spraberry properties in the second half of 2008 and the South Vacuum properties effective June 1, 2009.  The lower sales volume accounted for approximately $249,000 of the decrease in oil and natural gas revenues.  Average oil sales prices decreased 60% to $42.36 for the six month period ended June 30, 2009 compared to $106.65 for the six month period ended June 30, 2008.  Average natural gas sales prices decreased 48% to $4.12 for the six month period ended June 30, 2009 compared to $7.90 for the six month period ended June 30, 2008.  The lower commodity prices accounted for approximately $1.9 million of the decrease in oil and natural gas revenues.

Lease operating expenses decreased 29% or $301,672 to $739,627 for the six month period ended June 30, 2009 from the comparable 2008 period.  This was primarily due to the decrease in workover expense and remedial repairs incurred in 2009 as compared to 2008.  As a result of the reduction in workover expense and reduced remedial repair expense compared to the period ended June 30, 2008, lifting cost per BOE decreased 25% or $6.69 to $20.54 for the period.  We anticipate lease operating expense to increase over the following quarters due to additional repairs, workover expenses and production expenses associated with the South Vacuum property which was effective on June 1, 2009.

Depletion and depreciation expense decreased 35% to $352,000, compared to $545,000 for the comparable 2008 period.  This was primarily due to impairments in 2008 which lowered our depletable base.

General and administrative overhead cost increased 59% or $170,938 to $460,796 for the six month period ended June 30, 2009 from the six month period ended June 30, 2008.  This was attributable primarily to an increase in salaries, professional services such as engineering and consulting.  In coming quarters we anticipate general and administrative expenses to remain constant with this period.

Other expenses, net for the six months ended June 30, 2009, amounted to $23,978 compared to other expenses, net of $193,755 for the comparable 2008 period.  The decrease was primarily due to a decrease in interest expense associated with our line of credit for the six months ending June 30, 2009, offset by an unrealized gain of $9,848 for the six month period ended June 30, 2009 compared to an unrealized loss of $106,901 for the 2008 period.  The increase in value of our short-term investments is attributable to the current market appreciation.  We had approximately $3.5 million outstanding under our line of credit at June 30, 2008, compared with $2.9 million at June 30, 2009.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

SELECT BALANCE SHEET DATA

                                                                Unaudited

              June 30, 2009               December 31, 2008

Cash and cash equivalents        $        257,434

$           423,632

Total current assets

           $     1,794,691

$        1,943,561

Total assets

           $   13,596,342

$      12,792,802

Total current liabilities

           $        346,475

$           554,580

Total stockholders’ equity        $      8,858,110

$        9,059,074

FIELDPOINT PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUE:
Oil and natural gas sales	$ 723,249	1,963,198	$ 1,329,865	$ 3,434,884
Well operational and pumping fees	17,066	25,994	34,132	53,430
Disposal fees	5,000	11,000	16,000	21,000
Total revenue	745,315	2,000,192	1,379,997	3,509,314

COSTS AND EXPENSES:
Production expense	427,423	615,656	739,627	1,041,299
Depletion and depreciation	189,000	280,000	352,000	545,000
Accretion of discount on asset retirement obligations	8,000	13,000	16,000	28,000
General and administrative	272,538	127,603	460,796	289,858
Total costs and expenses	896,961	1,036,259	1,568,423	1,904,157
OPERATING INCOME (LOSS)	(151,646)	963,933	(188,426)	1,605,157
OTHER INCOME (EXPENSE):
Interest income	599	6,312	1,331	8,370
Interest expense	(23,269)	(42,596)	(36,012)	(95,224)
Unrealized holding gain (loss) on investments	84,444	(40,096)	9,848	(106,901)
Miscellaneous	855	-	855	-
Total other income (expense)	62,629	(76,380)	(23,978)	(193,755)
INCOME (LOSS) BEFORE INCOME TAXES	(89,017)	887,553	(212,404)	1,411,402
INCOME TAX PROVISION – CURRENT	-	(264,000)	-	(432,000)
INCOME TAX PROVISION – DEFERRED	34,000	(35,000)	78,000	(41,000)
TOTAL INCOME TAX PROVISION	34,000	(299,000)	78,000	(473,000)
NET INCOME (LOSS)	$ (55,017)	$ 588,553	$ (134,404)	$ 938,402
EARNINGS (LOSS) PER SHARE:
BASIC	$ (0.01)	$ 0.07	$ (0.02)	$ 0.11
DILUTED	$ (0.01)	$ 0.07	$ (0.02)	$ 0.11
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,539,311	8,615,175	8,542,724	8,615,175
DILUTED	8,539,311	8,615,175	8,542,724	8,615,175